Exhibit 2.n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Gladstone Capital Corporation of our reports dated November 12, 2014 relating to the financial statements, financial statement schedule and senior securities table, and the effectiveness of internal control over financial reporting of Gladstone Capital Corporation, which appear in such Registration Statement. We also consent to the reference to us under the headings “Senior Securities” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

January 29, 2015